Exhibit 10(b)

December 19, 2003		$7,600,000

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned (the "Borrower") promises to pay to the order of MERCANTILE MORTGAGE CORPORATION, a Maryland corporation (the "Lender"), at the Lender's offices at Two Hopkins Plaza, Ninth Floor, Baltimore, Maryland 21201 or at such other place as the holder of this Note may from time to time designate, the principal sum of Seven Million Six Hundred Thousand Dollars ($7,600,000), or so much of the principal sum as may have been advanced from time to time hereafter by the Lender on behalf of the Borrower under the terms and conditions of a Loan Agreement dated July 26, 1999, as amended. by and between the Lender and the Borrower (the "Loan Agreement"), together with interest thereon at the rate hereinafter provided and any and all other sums which may be owing to the holder of this Note by the Borrower, on the 25th day of July, 2005, which is the final and absolute maturity date of this Note, or on such earlier date specified by the Lender if this Note is accelerated pursuant to Section 7 hereof.

1. Interest Rate. For the period from the date of this Note until the final and absolute due date of this Note, interest shall accrue on the unpaid balance of this Note at a floating rate, obtained by adding two percent (2%) to the prime rate of interest declared by Mercantile-Safe Deposit and Trust Company ("Mercantile") from time to time, such rate to be adjusted on any date on which a change in Mercantile's prime rate is effective. The prime rate as used herein refers to that interest rate set by Mercantile from time to time as an interest rate base for borrowings. The prime rate is one of several interest rate bases used by Mercantile. Mercantile lends at rates above and below the prime rate. If Mercantile's prime rate is not available for any reason, Mercantile may substitute a published floating rate reasonably similar thereto during the remaining term of this Note.

2. Repayment. Interest accrued hereunder at the applicable rate or rates shall be paid over the term hereof in arrears in monthly installments, beginning on January 1, 2004 and continuing on the first day of each succeeding calendar month until the final and absolute due date of this Note, at which time the entire outstanding principal amount hereof together with any accrued and unpaid interest, as well as any other fees and charges due hereunder, shall be due and payable in full.

3. Calculation of Interest. Interest shall be calculated on the basis of a three hundred sixty-five (365) days per year factor applied to the actual days on which there exists an unpaid principal balance. Interest shall be calculated by the Lender and billed to the Borrower for each appropriate period; provided, however, that failure of the Lender to bill the Borrower shall not relieve the Borrower's payment obligations hereunder.

4. Application of Payments. All payments made hereunder shall be applied first to late penalties or other sums owing the holder, next to accrued interest, and then to principal.

5. Prepayment.

a. Optional. The Borrower may prepay this Note in whole or in part at any time or from time to time without penalty or additional interest.

b. Mandatory.

Upon the sale of each lot subject to the lien of the Deed of Trust (as defined in the Loan Agreement), the Borrower shall pay to the Lender an amount equal to the net proceeds of the sale of such lot. The term "net proceeds" shall mean the sales price of the lot as shown on the settlement statement less customary closing costs shown on the settlement statement. The Borrower and Lender may revisit such release price in the future, provided however, the release price shall ultimately be determined by Lender in its sole discretion.

6. Late Payment Penalty. Should any payment of interest, or principal and interest, due hereunder be received by the holder of this Note more than fifteen (15) days after its due date, the Borrower shall pay a late payment penalty equal to five percent (5%) of the amount then due for each month or portion of a month until such amount is paid.

7. Acceleration Upon Default. At any time after a default in the payment of any installment of interest, or of principal and interest, or in the payment of any other sums due hereunder within fifteen (15) days after the due date, or upon the occurrence of an Event of Default as defined in the Loan Agreement or in any other Loan Document (as defined in the Loan Agreement) referenced or incorporated by reference therein, the Lender may, in the Lender's sole and absolute discretion and without notice or demand (unless otherwise specifically required under the Loan Agreement or applicable Loan Document), declare the entire unpaid balance of principal plus accrued interest and any other sums due hereunder immediately due and payable.

8. Default Interest Rate. At any time after a default in the payment of any installment of interest, or of principal and interest, or in the payment of any other sums due hereunder within fifteen (15) days after the due date, or upon the occurrence of any Event of Default as defined in the Loan Agreement or in any of the other Loan Documents and continuing until such Event of Default is cured to Lender's satisfaction, the Lender may raise the rate of interest accruing on the disbursed unpaid principal balance by two (2) percentage points above the rate of interest otherwise applicable (the "Default Rate"), independent of whether the Lender elects to accelerate the unpaid principal balance as a result of such default.

9. Confession of Judgment; Jurisdiction and Venue. At any time after a default in the payment of any installment of interest, or of principal and interest, or in the payment of any other sums due hereunder, or upon the occurrence of any Event of Default as defined in the Loan Agreement or in any of the other Loan Documents, the Borrower authorizes any attorney admitted to practice before any court of record in the United States to confess judgment on behalf of the Borrower against the Borrower in the full amount due on this Note plus attorneys' fees of not to exceed five percent (5%) of such amount. (This provision shall not limit the obligation of the Borrower to pay all actual attorneys' fees incurred by the Lender.) In any action brought by the Lender under this Note, Borrower consents to the exercise of personal jurisdiction over it by the courts of the State of Maryland and agrees that venue shall be proper in any County of the State of Maryland or in Baltimore City, or in the United States District Court for the District of Maryland, in addition to any other court where venue may be proper. The Borrower waives and releases, to the extent permitted by law, all errors and all rights of exemption, appeal, stay of execution, inquisition and extension upon any levy on real estate or personal property to which the Borrower may otherwise be entitled under the laws of the United States of America or of any State or Possession of the United States of America now in force or which may hereafter be passed, as well as the benefit of any and every statute, ordinance, or rule of court which may be lawfully waived conferring upon the Borrower any right or privilege of exemption, stay of execution, or supplementary proceedings, or other relief from the enforcement or immediate enforcement of a judgment or related proceedings on a judgment. The authority and power to appear for and enter judgment against the Borrower shall be exercisable concurrently in one or more jurisdictions and shall not be exhausted or extinguished by one or more exercises thereof, or by any imperfect exercise thereof or by any judgment entered pursuant thereto. Such authority and power may be exercised on one or more occasions, from time to time, in the same or different jurisdictions, as often as the Lender shall deem necessary or desirable, for all of which this Agreement shall be sufficient warrant.

10. Interest Rate After Judgment. If judgment is entered against the Borrower on this Note, the amount of the judgment entered (which may include principal, interest, default interest, late charges, fees and costs) shall bear interest at the Default Rate as of the date of entry of the judgment.

11. Expenses of Collection. Should this Note be referred to an attorney for collection, whether or not judgment has been confessed or suit has been filed, the Borrower shall pay all of the Lender's costs, fees (including actual attorneys' fees) and expenses resulting from such referral.

12. Waiver of Protest and Trial By Jury. The Borrower, and all parties to this Note, whether maker, indorser, or guarantor, waive presentment, notice of dishonor and protest. The Borrower waives any and all right to trial by jury in any action or proceeding filed or brought in connection with this Note.

13. Extensions of Maturity. All parties to this Note, whether maker, indorser, or guarantor, agree that the maturity of this Note, or any payment due hereunder, may be extended at any time or from time to time without releasing, discharging, or affecting the liability of such party.

14. Commercial Loan. The Borrower represents and warrants that this Note and the indebtedness evidenced hereby is the result of a commercial loan transaction within the meaning of Sections 12-101(c) and 12-103(e) of the Commercial Law Article of the Annotated Code of Maryland.

15. Security. This Note is secured as provided in the Loan Agreement.

16. Waiver. No waiver of any power, privilege, right or remedy (hereinafter collectively referred to as "Rights") hereunder shall be effective unless in writing. No delay on the part of the Lender in exercising any Rights hereunder, or under any other instrument executed by the Borrower or any other party in connection with the transaction (including the Loan Documents) shall operate as a waiver thereof, and no single or partial exercise of any such Rights (including acceptance of late payments by the Lender) shall preclude other or further exercise thereof, or the exercise of any other Rights. Waiver by the Lender of any default by the Borrower, or any other party, shall not constitute a waiver of any subsequent defaults, but shall be restricted to the default so waived. If any provision or part of any provision of this Note shall be contrary to any law which the Lender might seek to apply or enforce, or should otherwise be defective, the other provisions, or part of such provisions, of this Note shall not be affected thereby, but shall continue in full force and effect. All Rights of the Lender hereunder are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all Rights given hereunder or in or by any other instrument or any laws now existing or hereafter enacted.

17. Notices. All notices required or permitted hereunder shall be in writing and delivered personally or made by addressing the same to the party to whom directed at the following addresses by overnight delivery (with a signed receipt upon delivery) or by registered or certified mail, return receipt requested:

If to the Lender:

Mercantile Mortgage Corporation Two Hopkins Plaza - Ninth Floor Baltimore, Maryland 21201 Attention: Construction Loan Department Facsimile: 410-237-5242

With copies to:

Mark P. Keener, Esquire Gallagher Evelius & Jones LLP Park Charles - Suite 400 218 North Charles Street Baltimore, Maryland 21201 Facsimile: 410-836-3079

If to the Borrower:

Brandywine Investment Associates, L.P. c/o Interstate General Company, L.P. 2 West Washington Street Middleburg, Virginia 20118 Attention: James J. Wilson Facsimile: 540-687-3179

With a copy to:

Alfred Moses, Esquire Covington & Burling 1201 Pennsylvania Avenue, N.W. Washington, D.C. 20004 Facsimile: 202-662-6291

Any party may change the address to which notices are to be sent by a writing directed to the other party in the manner aforesaid. Unless otherwise specifically provided, all notices hereunder delivered personally shall be deemed delivered upon such personal delivery, and all notices hereunder given by overnight delivery of by mail, as aforesaid, shall be deemed delivered one (1) business day after deposited with an overnight delivery service or three (3) days after deposited in a United States Post Office, general or branch, or an official mail depository, maintained by the U.S. Postal Service, enclosed in a registered or certified prepaid wrapper addressed as above provided, except notice of change of address shall be deemed served when received.

In connection with the delivery of any notice as described herein, the party giving such notice agrees to use reasonable efforts to also send such notice by facsimile transmission; provided, however, that delivery of notice by facsimile transmission shall not be a requirement in order to give effective notice hereunder.

18. Choice of Law. This Note shall be governed, construed and enforced in accordance with the law of the State of Maryland.

19. Invalidity of Any Part. If any provision or part of any provision of this Note, or the application thereof to any facts or circumstances, shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions or the remaining part of any effective provisions of the Note, or the application of any provisions hereof to other facts or circumstances, and this Note shall be construed as if such invalid, illegal, or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality, or unenforceability.

WITNESS:	BORROWER: INTERSTATE GENERAL COMPANY L.P.

	By:	Interstate General Management Corporation, its general partner

/s/		By:	/s/
Mark Augenblick			Name: James J. Wilson Title: Chairman & CEO of Interstate General Management Corporation, the managing general partner of Interstate General Company L.P.